LETTERHEAD OF
                    TROOP STEUBER PASICH REDDICK & TOBEY, LLP




December 9, 1998


The Producers Entertainment Group Ltd.
5757 Wilshire Boulevard, Penthouse One
Los Angeles, California 90036

Ladies/Gentlemen:

       At your request, we have examined the Registration Statement on Form S-8 (the "Registration Statement") to which this letter is attached as Exhibit 5.1 filed by The Producers Entertainment Group LTD., a Delaware corporation (the "Company"), in order to register under the Securities Act of 1933, as amended (the "Act"), 350,000 shares of Common Stock, no par value per share (the "Shares"), of the Company issuable pursuant to an option granted to Strategic Capital Consultants, Inc. ("Consultant") pursuant to that certain Financial Consulting Agreement, dated December 9, 1998, between the Company and Consultant (the "Plan").

       We are of the opinion that the Shares have been duly authorized and upon issuance and sale in conformity with and pursuant to the Plan, the Shares will be validly issued, fully paid and non-assessable.

       We consent to the use of this opinion as an Exhibit to the Registration Statement and to use of our name in the Prospectus constituting a part thereof.


                                                     Respectfully submitted,

                                                     /s/ TROOP STEUBER PASICH
                                                     REDDICK & TOBEY, LLP

                                                     TROOP STEUBER PASICH
                                                     REDDICK & TOBEY, LLP